UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: May 25, 2004

CLX ENERGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Colorado	0-9392	84-0749623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

43180 Business Park Dr., Temecula, CA 92590
(Address of principal executive offices)

Registrant's telephone number, including area code: (909) 587-9100

518 17th Street, Suite 745, Denver, Colorado 80202
(Former name or former address, if changed since last report)

Item 1. Change of Control of Registrant.

On May 24, 2004, the Company accepted the resignations of James L. Burkhart, Robert E. Gee and Stephen W. Houghton from the Board of Directors. Prior to the resignations herein described, the Board of Directors appointed Mr. Shane H. Traveller and Mr. Steven R. Peacock to the Board of Directors. The Board of Directors now consists of Messer's Traveller and Peacock as well as Mr. E.J. Henderson.

Also on May 24, 2004, the Board of Directors accepted the resignation of E. J. Henderson as Chief Executive Officer and Treasurer of the Company, and Mr. W. C. Davis resigned as Secretary of the Company. Following the resignations of Mr. Henderson and Mr. Davis, the Board appointed Mr. Traveller to serve as Chief Executive Officer and Treasurer of the Company, and Mr. Peacock as Secretary of the Company. The Board was unanimous in these appointments. None of the newly named officers or directors of the Company owns or controls, directly or indirectly, any stock of the Company.

These changes were made in accordance with a Securities Purchase and Sale Agreement approved on the 24th day of May 2004, a copy of which is attached as Exhibit 10.1. This Agreement provides for a plan to transition the business of CLX from that of engaging in the oil and gas business to a small business investment company subject to the Investment Company Act of 1940. The plan includes establishing a wholly owned subsidiary of CLX to be named CLX Oil and Gas, LLC, shifting all of the oil and gas business including all assets and liabilities into this new subsidiary and transferring the subsidiary to the Company's current majority shareholders in exchange for their assignment of 1,433,556 shares of the presently issued and outstanding stock of CLX. These shares will thereafter be cancelled into authorized but unissued shares. The purchasing shareholders will also indemnify CLX from and against any liability related thereto as part of the transaction.

In furtherance of the purchase and sale transaction, the board of directors authorized the formation of CLX Oil and Gas, LLC. E. J. Henderson was appointed president of the new subsidiary of CLX and will also remain President of CLX Energy, Inc. until the consummation of the transactions described above. The closing of the purchase and sale transaction is subject to several conditions including obtaining a fairness opinion and shareholder approval if required by state law.

Item 7. Financial Statements and Exhibits.

A) Financial Statements: N/A

B) Exhibits:

Exhibit No.	Document	Location
10.1	Securities Purchase and Sale Agreement	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLX ENERGY, INC.

Date: June 3, 2004	By: /s/Shane Traveller
Shane Traveller
Chief Executive Officer